N-SAR Exhibit: Sub-item 77C(c)
Legg Mason Partners Variable Equity Trust
Permal Alternative Select VIT Portfolio

Item 77C(c) : Submission of matters to a vote of security holders

In response to Sub-Items 77C(c), the Registrant incorporates by reference the supplement to the fund's Statement of Additional Information as filed with the Securities and Exchange Commission pursuant to Rule 497 of the Securities Act of 1933 on May 23, 2016 (Accession No. 0001193125-16-598485).
The Special Meeting of Shareholders of Permal Alternative Select VIT Portfolio (EnTrustPermal Alternative Select VIT Portfolio as of July 22,
2016), a series of Legg Mason Partners Variable Equity Trust, was held on May 20, 2016 for the purpose of approving a new investment management agreement between Legg Mason Partners Variable Equity Trust, on behalf of Permal Alternative Select VIT Portfolio, and EnTrustPermal Management LLC. The following table provides information concerning the matter voted upon at the
Meeting:
For (% of dollar value represented at the meeting): 81.642%
Against (% of dollar value represented at the meeting): 7.018%
Abstain (% of dollar value represented at the meeting): 11.340%

The Registrant also incorporates by reference Post-Effective Amendment No. 90 to Form N-1A filed on April 20, 2016 pursuant to Rule 485(b) of the Securities Act of 1933 (Accession No. 0001193125-16-548326).


Item Q1(e): Exhibits_Copies of any new or amended investment management agreement are attached hereto.

Item Q1(e): Exhibits_Copies of any new or amended subadvisory agreements are attached hereto.

Item Q1(e): Exhibits_Copies of any new or amended trading agreements are attached hereto.